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EXHIBIT 99.1

July 28, 2005

Dow Reports Second Quarter 2005 Results
Year-over-Year Earnings per Share Increase 81 Percent

        Second Quarter of 2005 Highlights

  •
  Sales for the quarter were $11.5 billion, 16 percent higher than the same period last year and a new second quarter sales record.

  •
  Earnings per share were $1.30, an 81 percent improvement compared with the $0.72 per share reported a year ago. These amounts include unusual items in both periods which had favorable impacts of $0.10 per share in the current quarter and $0.01 per share in 2004.

  •
  The Company recorded its tenth consecutive quarter of year-over-year margin recovery despite an increase in feedstock and energy costs of almost $900 million compared with a year ago.

  •
  Strong cash flow contributed to a reduction in debt of more than $1 billion during the second quarter.

Comment

        "The fundamental strength of Dow's diverse business portfolio and the benefits of continuing to focus on margin management and financial discipline were clearly evident through the quarter, providing solid resilience in the face of significant headwinds," said J. Pedro Reinhard, executive vice president and chief financial officer.

	3 Months Ended June 30		6 Months Ended June 30
(In millions, except for per share amounts)
	2005	2004	2005	2004
Net Sales	$11,450	$9,844	$23,129	$19,153
Net Income	$1,265	$685	$2,618	$1,154
Earnings per Common Share	$1.30	$0.72	$2.69	$1.22

Review of Second Quarter Results

        The Dow Chemical Company (NYSE: DOW) reported sales of $11.5 billion for the second quarter of 2005, a 16 percent increase compared with the same period in 2004. Net income rose 85 percent to $1,265 million, and earnings per share were $1.30, an increase of 81 percent compared with $0.72 per share in the second quarter last year.

        Net income for the second quarter included an after-tax benefit of $113 million, equivalent to $0.12 per share, related to the plan to repatriate foreign earnings in 2005, and a pretax charge of $31 million, or $0.02 per share, associated with the Company's early redemption of debt. In the second quarter of 2004, Dow recorded a net pretax gain of $20 million, or $0.01 per share, comprising gains of $563 million from asset divestitures associated with the formation of MEGlobal and Equipolymers, as well as restructuring charges totaling $543 million.

        Price improved 20 percent compared with the second quarter of 2004, with double-digit increases in all geographic areas and across most businesses. This enabled the Company to record its tenth consecutive quarter of year-over-year margin recovery despite an increase of almost $900 million in feedstock and energy costs compared with a year ago. Volume was down 4 percent, principally due to the negative impact of divestitures of certain businesses during 2004. Excluding those divestitures, volume dipped less than 1 percent from a very strong quarter in 2004, reflecting reduced demand early in the quarter and the Company's continued focus on price/volume management.

        With significantly improved cash flow and a continued focus on financial discipline, Dow was able to reduce debt by more than $1 billion during the second quarter. By the end of the quarter, the Company's gross debt to total capital ratio was approximately 43 percent, 10 percentage points lower than at the end of the same period in 2004. The Company's net debt to capital ratio is now less than 35 percent.

        "The Company's strong financial performance continues," said J. Pedro Reinhard, Dow's executive vice president and chief financial officer. "The fundamental strength of Dow's diverse business portfolio and the benefits of continuing to focus on margin management and financial discipline were clearly evident through the quarter, providing solid resilience in the face of significant headwinds, including capacity additions and industry de-stocking through the value chain. While these industry factors were most pronounced in the ethylene chain, they also impacted other products.

        "Earnings increased significantly compared with a year ago—despite a number of unplanned outages during the quarter, both at Dow facilities and at some of our joint venture operations," said Reinhard.

        In the Performance Plastics segment, second quarter sales of $2.8 billion were 22 percent higher than the same period last year, with a strong increase in revenue across most businesses. Volume fell 2 percent, negatively impacted by the divestiture of the DERAKANE™ business in the fourth quarter of 2004, while price increased 24 percent, led by Polyurethanes, Engineering Plastics, and Epoxy Products and Intermediates. Solid volume growth was reported by the Thermoset Systems business, driven by strong demand for construction, adhesive and sealant applications. Engineering Plastics also saw increased volume, with continued demand for polycarbonate across a range of applications, most notably for optical media, sheet and security products. And in the Epoxy Products and Intermediates business, sales increased significantly across all geographic areas, as the Company maintained its sharp focus on price/volume management. EBIT(1) for the Performance Plastics segment was $436 million, an increase of 63 percent compared with the same quarter of 2004.

        Second quarter sales in the Performance Chemicals segment were $1.9 billion, 19 percent higher than the same period in 2004. This improvement was driven by a 23 percent increase in price, while volume was down 4 percent from the particularly strong levels of a year ago. Dow Latex had a strong second quarter, with UCAR™ Emulsion Systems reporting increases in volume and price across most geographic areas, led by particularly robust demand in Europe and North America. Emulsion Polymers also posted healthy revenue growth, despite the negative impact on latex sales caused by a seven-week strike in the Finnish paper industry. During the quarter, the business completed the successful start-up of its second styrene-butadiene latex line at Zhangjiagang in China. Specialty Polymers reported another solid quarter, posting record sales, with volume rebounding soundly after a slow start. Notable contributors to that success were Amerchol personal care products and FILMTEC™ membranes for liquid separation applications. Performance Chemicals reported EBIT of $343 million for the second quarter 2005, compared with $113 million posted in the same period last year, which included restructuring charges of $89 million. Excluding the 2004 restructuring charges, EBIT for the second quarter of 2005 increased 70 percent year-over-year.

        The Agricultural Sciences segment posted sales of $1 billion for the second quarter of 2005, marginally higher than the same period a year ago, with price increases roughly offsetting a 4 percent decline in volume. Dry conditions in Europe and North America restricted the normal seasonal demand for herbicide products, while difficult industry conditions in Brazil also impacted revenues for the quarter. Nevertheless, the business reported the successful introduction of its penoxsulam rice herbicide in the United States and Europe and the continued growth of new formulations of existing herbicides, particularly related to small grain applications. Sales of herbicides for range and pasture applications also increased compared with the second quarter of 2004, supported by higher cattle prices in the United States and Latin America. Agricultural Sciences EBIT for the quarter declined 12 percent compared with the same period a year ago, down from $271 million in 2004 to $238 million in 2005.

(1)
Earnings before interest, income taxes and minority interests ("EBIT"). A reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided following the Operating Segments and Geographic Areas table.

        The Plastics segment had a good second quarter, with sales climbing 19 percent from $2.3 billion in 2004 to $2.8 billion in 2005. Price increased 22 percent compared with the same period last year, while volume was 3 percent lower, due to the divestiture of the Company's PET/PTA business related to the formation of the Equipolymers joint venture in 2004. Excluding the divestiture, year-over-year volume was flat. Polyethylene volume was up 2 percent, as the business overcame industry inventory de-stocking through a strong focus on price/volume management. The Polystyrene and Polypropylene businesses each reported a slight downturn in volume, but demand for both polymers saw a marked improvement in June. Price and volume trends are now favorable across all three major polymers. The Plastics segment reported EBIT of $575 million for the second quarter, compared with $399 million in the same period in 2004, which included a gain of $124 million from asset divestitures associated with the formation of Equipolymers. Excluding this 2004 gain, EBIT in the second quarter of 2005 was more than double EBIT in the same period last year.

        Sales in the Chemicals segment declined slightly in the second quarter of 2005 compared with the same period in 2004, dropping 1 percent to $1.4 billion. Price was up 18 percent, but volume was down 19 percent due to asset divestitures associated with the formation of the MEGlobal joint venture a year ago. Excluding these divestitures, year-over-year volume was down 3 percent. Demand for caustic soda in Europe and the United States picked up significantly late in the quarter, after a slow start. Vinyl chloride monomer reported an atypical quarter, with softer than normal demand for PVC in seasonal housing construction applications. To an extent, this was offset by an increased demand for PVC pipe in water infrastructure projects. Ethylene glycol volume was down year-over-year as a consequence of the formation of MEGlobal, while price was roughly flat compared with the same quarter of 2004, but showed strong signs of recovery at the close of the quarter. That momentum has carried through July. The Chemicals segment reported EBIT of $267 million for the second quarter, compared with $726 million reported in the same period in 2004, which included a gain of $439 million from asset divestitures. Excluding this 2004 gain, EBIT in the second quarter of 2005 was down 7 percent year-over-year.

        "The Company made tremendous progress in the quarter, despite the negative impact of the industry inventory corrections, achieving further margin restoration while retaining its competitive edge in both the basics and performance businesses," said Reinhard.

        "As the Company moves into the third quarter, price and volume trends have once again turned favorable across virtually all operating segments. The industry has passed through an inflection point in the up-cycle from a supply-demand perspective. And although feedstock and energy costs remain high and volatile, Dow expects to continue to report year-over-year earnings improvements through the remainder of the year, achieving record earnings in 2005, and further earnings growth in 2006," he concluded.

Upcoming Webcasts

  •
  Dow will host a live Webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10.00 a.m. EDT on www.dow.com.

About Dow

        Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $40 billion, Dow serves customers in 175 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its 43,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

        Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

        The following tables summarize the impact of certain items recorded in the three-month and six-month periods ended June 30, 2005 and 2004:

Description of Certain Items Affecting Results:

Three-month periods ended June 30, 2005 and 2004

        Results in the second quarter of 2005 were favorably impacted by an after-tax benefit of $113 million, equivalent to $0.12 per share, related to the plan to repatriate foreign earnings in 2005 under the American Jobs Creation Act of 2004 ("AJCA"). This was reflected in "Provision for income taxes." The gain was partially offset by a pretax charge of $31 million, or $0.02 per share, associated with the Company's early redemption of debt, reflected in Unallocated and Other.

        In the second quarter of 2004, the Company recorded a net pretax gain from restructuring of $20 million—equivalent to $0.01 per share. The net gain included: gains of $563 million from asset divestitures associated with the formation of two new joint ventures, MEGlobal ($439 million gain in the Chemicals segment) and Equipolymers ($124 million gain in the Plastics segment); charges totaling $99 million for asset impairments related to the future sale or shutdown of facilities ($89 million charge in the Performance Chemicals segment, $10 million charge in Unallocated and Other); a charge of $148 million (in Unallocated and Other) in recognition of a liability associated with a loan guarantee for Cargill Dow LLC, a 50:50 joint venture; and employee-related restructuring charges of $296 million, reflected in Unallocated and Other.

	Pretax Impact(1)		Impact on Net Income(2)		Impact on EPS(3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Loss on early extinguishment of debt	$(31)	—	$(20)	—	$(0.02)	—
AJCA repatriation of foreign earnings	—	—	113	—	0.12	—
Employee-related restructuring charges	—	$(296)	—	$(200)	—	$(0.21)
Gains on divestitures of assets related to formation of MEGlobal and Equipolymers joint ventures	—	563	—	379	—	0.40
Asset impairments	—	(99)	—	(69)	—	(0.08)
Recognition of liability related to Cargill Dow loan guarantee	—	(148)	—	(93)	—	(0.10)

Total	$(31)	$20	$93	$17	$0.10	$0.01

Six-month periods ended June 30, 2005 and 2004

        In addition to the items described above for the second quarter of 2005, earnings for the six-month period ended June 30, 2005, were favorably impacted by a pretax gain of $70 million, or $0.05 per share, related to the sale of a 2.5 percent interest in the EQUATE joint venture, recorded in the first quarter of 2005. Of this gain, $29 million was reflected in the Plastics segment and $41 million was reflected in the Chemicals segment.

	Pretax Impact(1)		Impact on Net Income(2)		Impact on EPS(3)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Gain on sale of EQUATE shares	$70	—	$46	—	$0.05	—
Loss on early extinguishment of debt	(31)	—	(20)	—	(0.02)	—
AJCA repatriation of foreign earnings	—	—	113	—	0.12	—
Employee-related restructuring charges	—	$(296)	—	$(200)	—	$(0.21)
Gains on divestitures of assets related to formation of MEGlobal and Equipolymers joint ventures	—	563	—	379	—	0.40
Asset impairments	—	(99)	—	(69)	—	(0.08)
Recognition of liability related to Cargill Dow loan guarantee	—	(148)	—	(93)	—	(0.10)

Total	$39	$20	$139	$17	$0.15	$0.01

(1)
Impact on "Income before Income Taxes and Minority Interests"

(2)
Impact on "Net Income Available for Common Stockholders"

(3)
Impact on "Earnings per common share—diluted"

THE DOW CHEMICAL COMPANY—2Q05 EARNINGS
Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net Sales	$11,450	$9,844	$23,129	$19,153

Cost of sales	9,300	8,345	18,637	16,252
Research and development expenses	271	262	526	513
Selling, general and administrative expenses	383	347	774	710
Amortization of intangibles	13	16	27	45
Restructuring net gain (Note B)	—	20	—	20
Equity in earnings of nonconsolidated affiliates	224	254	499	394
Sundry income (expense)—net (Note C)	57	13	139	(15)
Interest income	27	21	56	39
Interest expense and amortization of debt discount	188	182	375	368

Income before Income Taxes and Minority Interests	1,603	1,000	3,484	1,703

Provision for income taxes (Note D)	317	284	825	488
Minority interests' share in income	21	31	41	61

Net Income Available for Common Stockholders	$1,265	$685	$2,618	$1,154

Share Data
Earnings per common share—basic	$1.31	$0.73	$2.73	$1.23
Earnings per common share—diluted	$1.30	$0.72	$2.69	$1.22
Common stock dividends declared per share of common stock	$0.335	$0.335	$0.67	$0.67
Weighted-average common shares outstanding—basic	964.1	938.0	960.5	934.9
Weighted-average common shares outstanding—diluted	976.2	947.9	974.7	945.8

Depreciation	$451	$458	$924	$920

Capital Expenditures	$364	$329	$650	$530

Notes to the Consolidated Financial Statements:

Note A:	The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.
Note B:
In the second quarter of 2004, the Company recorded a net pretax gain of $20 million related to restructuring activities. The net gain included gains totaling $563 million related to the divestitures of assets in conjunction with the formation of two new joint ventures, MEGlobal and Equipolymers; substantially offset by asset impairments of $99 million related to the future sale or shutdown of facilities; the recognition of a liability of $148 million associated with a loan guarantee for Cargill Dow LLC, a 50:50 joint venture; and employee- related restructuring charges of $296 million. The employee-related restructuring charges included severance of $225 million and curtailment costs of $71 million associated with Dow's defined benefit plans, and were the result of decisions management made in the second quarter relative to employment levels as the Company restructured its business organization and finalized plans for additional plant shutdowns and divestitures.
Note C:
In November 2004, Union Carbide Corporation sold a 2.5 percent interest in EQUATE to National Bank of Kuwait for $104 million. In March 2005, the resale of these shares to private Kuwaiti investors was completed, reducing Union Carbide's ownership interest from 45 percent to 42.5 percent and resulting in a pretax gain of $70 million in the first quarter of 2005.
Note D:
In the second quarter of 2005, the Company finalized its plan for the repatriation of foreign earnings subject to the requirements of the American Jobs Creation Act of 2004, resulting in a credit to the "Provision for income taxes" of $113 million.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	June 30, 2005	Dec. 31, 2004
Assets
Current Assets
Cash and cash equivalents	$3,162	$3,108
Marketable securities and interest-bearing deposits	39	84
Accounts and notes receivable: Trade (net of allowance for doubtful receivables—2005: $167; 2004: $136)	4,758	4,753
Other	2,526	2,604
Inventories	5,203	4,957
Deferred income tax assets—current	385	384

Total current assets	16,073	15,890

Investments
Investment in nonconsolidated affiliates	2,166	2,698
Other investments	2,201	2,141
Noncurrent receivables	169	189

Total investments	4,536	5,028

Property
Property	41,177	41,898
Less accumulated depreciation	27,769	28,070

Net property	13,408	13,828

Other Assets
Goodwill	3,140	3,152
Other intangible assets (net of accumulated amortization—2005: $533; 2004: $507)	493	535
Deferred income tax assets—noncurrent	4,043	4,369
Asbestos-related insurance receivables—noncurrent	901	1,028
Deferred charges and other assets	2,293	2,055

Total other assets	10,870	11,139

Total Assets	$44,887	$45,885

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$133	$104
Long-term debt due within one year	1,235	861
Accounts payable:
Trade	3,409	3,701
Other	1,551	2,194
Income taxes payable	358	419
Deferred income tax liabilities—current	390	205
Dividends payable	346	342
Accrued and other current liabilities	2,144	2,680

Total current liabilities	9,566	10,506

Long-Term Debt	10,023	11,629

Other Noncurrent Liabilities
Deferred income tax liabilities—noncurrent	1,318	1,301
Pension and other postretirement benefits—noncurrent	3,908	3,979
Asbestos-related liabilities—noncurrent	1,452	1,549
Other noncurrent obligations	3,243	3,202

Total other noncurrent liabilities	9,921	10,031

Minority Interest in Subsidiaries	334	449

Preferred Securities of Subsidiaries	1,000	1,000

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	507	274
Unearned ESOP shares	(4)	(12)
Retained earnings	13,479	11,527
Accumulated other comprehensive loss	(1,757)	(977)
Treasury stock at cost	(635)	(995)

Net stockholders' equity	14,043	12,270

Total Liabilities and Stockholders' Equity	$44,887	$45,885

        See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended		Six Months Ended
In millions (Unaudited)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Operating segment sales
Performance Plastics	$2,796	$2,294	$5,528	$4,458
Performance Chemicals	1,938	1,624	3,910	3,200
Agricultural Sciences	1,031	1,029	2,020	1,953
Plastics	2,774	2,325	5,782	4,559
Chemicals	1,355	1,370	2,829	2,646
Hydrocarbons and Energy	1,468	1,127	2,902	2,186
Unallocated and Other	88	75	158	151

Total	$11,450	$9,844	$23,129	$19,153

Operating segment EBIT (1)
Performance Plastics	$436	$268	$914	$459
Performance Chemicals	343	113	737	255
Agricultural Sciences	238	271	497	502
Plastics	575	399	1,375	706
Chemicals	267	726	695	899
Hydrocarbons and Energy	—	—	—	(1)
Unallocated and Other	(95)	(616)	(415)	(788)

Total	$1,764	$1,161	$3,803	$2,032

Geographic area sales
United States	$4,368	$3,771	$8,745	$7,242
Europe	4,166	3,451	8,607	6,899
Rest of World	2,916	2,622	5,777	5,012

Total	$11,450	$9,844	$23,129	$19,153

(1)
The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes. EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole. A reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided below:
	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
EBIT	$1,764	$1,161	$3,803	$2,032
+ Interest income	27	21	56	39
- Interest expense and amortization of debt discount	188	182	375	368
- Provision for income taxes	317	284	825	488
- Minority interests' share in income	21	31	41	61

Net Income Available for Common Stockholders	$1,265	$685	$2,618	$1,154

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended June 30, 2005			Six Months Ended June 30, 2005
Percentage change from prior year
	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	(2)%	24%	22%	(1)%	25%	24%
Performance Chemicals	(4)%	23%	19%	(2)%	24%	22%
Agricultural Sciences	(4)%	4%	—	—	3%	3%
Plastics	(3)%	22%	19%	(2)%	29%	27%
Chemicals	(19)%	18%	(1)%	(17)%	24%	7%
Hydrocarbons and Energy	7%	23%	30%	6%	27%	33%

Total	(4)%	20%	16%	(3)%	24%	21%

Geographic areas
United States	(2)%	18%	16%	—	21%	21%
Europe	(2)%	23%	21%	(1)%	26%	25%
Rest of World	(10)%	21%	11%	(8)%	23%	15%

Total	(4)%	20%	16%	(3)%	24%	21%

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Dow Reports Second Quarter 2005 Results Year-over-Year Earnings per Share Increase 81 Percent
Comment
The Dow Chemical Company and Subsidiaries Consolidated Statements of Income
The Dow Chemical Company and Subsidiaries Consolidated Balance Sheets
The Dow Chemical Company and Subsidiaries Operating Segments and Geographic Areas
Sales Volume and Price by Operating Segment and Geographic Area